                                                                    Exhibit 21.1

                   HARMONIC LIGHTWAVES, INC. AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT

         The following table shows certain information with respect to the active significant subsidiaries of the Company as of December 31, 1997.


                                                   STATE OR OTHER                     PERCENT OF VOTING
                                                   JURISDICTION OF                    SECURITIES OWNED
NAME                                               INCORPORATION                      BY HARMONIC
----                                               -------------                      -----------------
Harmonic Lightwaves (Israel), Ltd.                     Israel                                100%

Harmonic Lightwaves Ltd.                               United Kingdom                        100%